UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

STAAR SURGICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The Chief Executive Officer of STAAR Surgical Company (“STAAR”) sent the following email and enclosed Employee Q&A regarding compensation and benefits to STAAR employees on September 5, 2025:

To: All Employees of STAAR

Dear Team,

It’s been a month since I shared the news with you that we entered into a definitive agreement for STAAR Surgical to be acquired by Alcon. I wanted to share an update on our progress and point you to additional resources with information about the merger transaction.

First, I want to thank you all for your dedication to STAAR. We’re confident this transaction serves the best interest of STAAR team members, patients, customers, and shareholders, and I appreciate your efforts to minimize disruption and distraction from the transaction as much as possible. Until the transaction closes, both STAAR and Alcon must continue to operate as separate companies with business as usual – and I appreciate your efforts to continue to do your part to support our surgeons and patients.

In the last 30 days, our team has been advancing key workstreams on the merger transaction. The transaction is subject to a number of closing conditions, including the adoption of the merger agreement by the holders of a majority of outstanding shares of STAAR common stock, as well as antitrust approvals in several countries. Last week, we filed with the U.S. Securities and Exchange Commission (SEC) our preliminary merger proxy statement. This comprehensive disclosure document includes information about the transaction and the special meeting of stockholders that STAAR will hold to seek adoption of the merger agreement. We have also commenced our submissions to antitrust regulators, with more expected in the coming days and weeks.

We are also working to respond to your questions about the transaction. While we still have a lot of work to do on our integration planning efforts with Alcon, we are able to answer many of the questions you submitted, particularly regarding employee compensation and benefits matters. Earlier today, we posted to STAARNET a Q&A document with information that we hope will address most of your questions.

We will continue to keep you updated as we progress toward the closing of the transaction. In the meantime, please refer to our public disclosures and employee Q&A documents for more information:

•	Press release announcing transaction (link), issued on August 4.

•	Employee Q&A regarding merger with Alcon (link), posted on August 4.

•	Employee Q&A regarding compensation and benefits (link), posted on September 5.

We continue to believe that joining forces with Alcon will create exciting career opportunities for STAAR team members and will make EVO ICLs more available to patients and surgeons worldwide. As I said before, this acquisition marks a new chapter of opportunity for STAAR, and the company is excited to embark on this journey. Please stay tuned for future updates, and please reach out with additional questions.

Sincerely,

Stephen C. Farrell

Chief Executive Officer

EMPLOYEE Q&A

Topic: Treatment of STAAR Employee Compensation, Benefits and Equity Awards

Last updated:    September 5, 2025

Employee Q&A:

1.	Will my compensation and benefits change during the transition period before the closing of the announced merger with Alcon?

•	Until the merger with Alcon is completed (the “closing”), it is business as usual at STAAR.

•	Employee compensation and benefits programs are continuing as usual, subject to potential normal changes to benefits as part of the annual open enrollment process.

•	STAAR and Alcon will continue to operate as two separate companies until the closing.

•	Enrollment periods will remain in place.

2.	What will happen to my compensation and benefits after the closing of the merger?

•	Under the merger agreement, for one year after the closing, Alcon agreed to provide each continuing STAAR employee with the following during their continued employment:

•	No reduction in base salary or wages in effect immediately before the closing;

•	Bonus opportunities that are no less favorable than those provided by Alcon to similarly situated Alcon employees);

•	Employee benefits (subject to certain exclusions) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated Alcon employees; and

•	Severance benefits in accordance with a new broad-based severance plan that STAAR expects to adopt before the closing (see question #4 below).

3.	What will happen to my job after the closing of the merger?

•	STAAR has skilled and capable employees, and we expect that there will be opportunities for STAAR employees to continue their careers as employees of Alcon.

•

During the sign-to-close period, STAAR will be working with Alcon on integration planning efforts and developing the appropriate go-forward organizational structure for STAAR as a part of Alcon. We will learn more as these integration planning efforts proceed.

•	If roles are eliminated or employees are involuntarily terminated during the one year period following the closing of the merger, severance benefits will be provided (see question #4 below).

4.	What severance benefits will I receive if my employment is involuntarily terminated after the closing of the merger?

•

As part of the merger negotiations, STAAR and Alcon agreed to implement a broad-based severance plan to provide each employee whose employment is terminated without cause during the one-year period after the closing of the merger with cash severance equal to two weeks of base pay per year of service, subject to a minimum of 12 weeks (or, for directors or above, 26 weeks) and a maximum of 52 weeks (less applicable tax withholding).

•

For STAAR employees outside the U.S. who are subject to statutory or other requirements that provide for greater severance benefits, those benefits will generally be payable in lieu of those under the broad-based severance plan.

5.	What will happen to my existing employment agreements with STAAR?

•	In some jurisdictions, STAAR employees may be parties to employment agreements; these agreements will survive the merger and continue to apply in accordance with their terms.

•

Some STAAR employees are parties to severance agreements or change in control agreements; these agreements will survive the merger and continue to apply in accordance with their terms. These agreements provide that any amendment or termination that would result in a reduction of benefits under these agreements do not become effective until after one year’s advance written notice is given, which means that Alcon would be required to maintain the protection provided under these agreements for at least one year after closing.

6.	Will there be any impact on STAAR’s annual corporate bonus program for 2025?

•	As in prior years, the Compensation Committee of STAAR’s Board of Directors approved a corporate bonus plan with performance targets for 2025.

•

The Compensation Committee will be responsible for determining the level of achievement by STAAR of the performance targets for 2025, based on actual achievement of the financial and strategic goals established for the corporate bonus plan, and to determine the overall funding of the annual bonus plan for 2025.

•	As in prior years, participating employees in the annual corporate bonus plan will be eligible to receive a bonus payout as determined in accordance with plan terms.

•	Depending on the timing of closing, STAAR may pay any such bonuses immediately prior to closing.

The following applies only to STAAR team members who own STAAR common stock or who participate in a STAAR long-term incentive program as part of their compensation.

7.	What will happen to the shares of STAAR common stock that I own upon the closing of the merger?

•	Upon the closing of the merger, your shares of STAAR common stock will convert into the right to receive $28 per share in cash, without interest.

•

Promptly following the closing of the merger, you will receive instructions as to how to surrender your shares of STAAR common stock to STAAR’s exchange agent, which will be responsible for making payments to STAAR shareholders.

8.	What will happen to my STAAR stock options?

•

In-the-money options: Upon the closing of the merger, any unvested options will automatically vest and you will become entitled to a cash payment for each share underlying your unvested options and vested options that you have not exercised that are “in-the-money options” (i.e., options with an exercise price of less than $28 per share), in an amount equal to the excess of $28 over the applicable per share exercise price, without interest and less applicable tax withholding.

•

Example: If you hold options to purchase 500 shares of STAAR common stock (whether unvested or vested and not yet exercised) with an exercise price of $18, you would be entitled to receive $5,000 (i.e., 500 shares multiplied by the difference of $28-$18=$10), less applicable tax withholding.

•	Out-of-the-money options: Upon the closing of the merger, any out-of-the-money options (i.e., options with an exercise price of $28 or more) will be cancelled and no payment will be made.

9.	What will happen to my STAAR long-term cash awards?

•

Upon the closing of the merger, your long-term cash awards granted before August 4, 2025 will vest and become payable. Any long-term cash awards granted on or after August 4, 2025 will remain outstanding and continue to vest on the same terms.

10.	What will happen to my STAAR restricted stock units (RSUs)?

•

Upon the closing of the merger, any RSUs you hold that were granted before August 4, 2025 will vest and be cancelled in exchange for a cash payment equal to $28 for each share subject to such RSUs, without interest and less applicable tax withholding.

•

Upon the closing of the merger, any RSUs you hold that are granted on or after August 4, 2025 will generally be converted into Alcon RSUs covering a number of Alcon shares of equivalent value calculated based on the merger consideration of $28 per share and otherwise subject to the same terms and conditions as apply to your STAAR RSUs immediately before the closing.

11.	What will happen to my STAAR performance stock units (PSUs)?

•

Upon the closing of the merger, your PSUs will vest and be cancelled in exchange for a cash payment in an amount equal to $28 for each share subject to such PSUs, without interest and less applicable tax withholding, with performance deemed achieved at 160% of target.

12.	Can I sell my shares of STAAR stock before the closing of the merger?

•

Yes, trading (i.e., selling or buying) shares of STAAR common stock by STAAR employees is permitted in accordance with STAAR’s Insider Trading Policy, subject to applicable blackout periods and pre-clearance requirements.

•	This applies to all shares of STAAR that you own, including shares that you may have received pursuant to the vesting of RSUs and PSUs, or issued upon exercise of STAAR stock options.

•

As a reminder, under insider trading laws and regulations and STAAR’s Insider Trading Policy, trading in STAAR’s common stock while in possession of material non-public information (MNPI) is prohibited, regardless of whether you are currently subject to any applicable blackout period.

•	If you are supporting merger antitrust efforts, integration planning, or other merger-related activities, you may become aware of MNPI—in which case you must not trade in shares of STAAR.

13.	Can I sell my shares of STAAR stock pursuant to a 10b5-1 plan?

•

Yes, trading (i.e., selling or buying) shares of STAAR common stock by STAAR employees pursuant to an already existing and validly adopted 10b5-1 plan may proceed as provided under such 10b5-1 plan, subject to applicable cooling-off periods, even if you come to obtain material non-public information after the valid adoption of such plan.

•

Any new 10b5-1 plans (1) must be reviewed and approved in advance by the General Counsel in accordance with STAAR’s Insider Trading Policy and the requirements of Rule 10b5-1, (2) may not be adopted, modified or terminated during any applicable blackout period or while in possession of any MNPI and (3) are subject to applicable cooling-off periods.

14.	Is trading allowed in Alcon’s shares before the closing of the merger?

•	Yes, trading (i.e., selling or buying) shares of Alcon common stock is allowed before the closing of the merger, but you should use caution because of the possibility of having MNPI.

•

Before the closing of the merger, STAAR employees may trade in Alcon shares, subject to applicable securities laws. As a reminder, under insider trading laws and regulations, trading in Alcon shares while in possession of MNPI is prohibited.

•	If you are supporting merger antitrust efforts, integration planning, or other merger-related activities, you may become aware of MNPI—in which case you must not trade in shares of Alcon.

The questions and answers above are provided as a general summary and are based on the terms of the merger agreement governing the merger of STAAR Surgical Company (the “STAAR” or the “Company”) and Alcon Inc. (“Alcon”). In the event of any conflict with the information in this Q&A, the terms and conditions of the merger agreement and all applicable plan documents, agreements, policies and programs will govern. Nothing contained in this Q&A should be construed to constitute legal or tax advice. STAAR (and its successors) reserves the right to amend, change or terminate any of its compensation and benefit plans, programs or policies in accordance with their terms at any time and in its discretion.

# # #

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving STAAR. In connection with the proposed transaction, STAAR has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including STAAR’s preliminary proxy statement on Schedule 14A, and will file a definitive proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that STAAR may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF STAAR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting STAAR’s investor relations website, https://investors.staar.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Under SEC rules, STAAR and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of STAAR’s common stock in connection with the proposed transaction. Information about the directors and executive officers of STAAR and their ownership of STAAR’s common stock is set forth in the definitive proxy statement for STAAR’s 2025 Annual Meeting of Stockholders (the “Annual Proxy Statement”), which was filed with the SEC on April 24, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025058174/staa-20250424.htm), including the sections captioned “Compensation of Directors,” “Information Regarding Executive Officers” and “Security Ownership of Principal Shareholders and Management,” or its Annual Report on Form 10-K for the year ended December 27, 2024, which was filed with the SEC on February 21, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000718937/000095017025024813/staa-20241227.htm), and in other documents filed by STAAR with the SEC. To the extent holdings of such participants in STAAR’s securities have changed since the amounts described in the Annual Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by STAAR’s directors and executive officers. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

The information covered by this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this communication that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the parties to the proposed transaction or extend the anticipated timetable for completion of the proposed transaction; (2) the failure to obtain approval of the proposed transaction from STAAR’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from STAAR’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of STAAR to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of STAAR to meet expectations regarding the timing and completion of the transaction; (7) the outcome of any legal proceedings that may be instituted against STAAR related to the proposed transaction; (8) the possibility that STAAR’s stock price may decline significantly if the proposed transaction is not consummated; and (9) other important factors set forth in STAAR’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” as any such factors may be updated from time to time in STAAR’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.